Exhibit 23.2

July 15, 2006


Board of Directors
Yacht Finders, Inc.
2308-C Kettner Blvd
San Diego, CA  92101


To the Board of Directors:

We consent to the incorporation in the Registration Statement on Form SB-2, Amendment 4, of our report dated February 13, 2006 relating to the balance sheet of Yacht Finders, Inc. as of December 31, 2005, and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2005 and 2004, and from April 15, 2003 (inception) through December 31, 2005. We also consent to the use of our name in the section "Experts".


/s/ Cordovano and Honeck LLP
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Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado